CONFIRMING STATEMENT


       This Statement confirms that the undersigned has authorized and designated John L. McManus and Michael P. McManus, or either of them acting alone, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Aeolus Pharmaceuticals, Inc. The authority of John
L. McManus and Michael P. McManus, or either of them acting alone, under this Statement shall continue until the undersigned is no longer required to file Form 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Aeolus Pharmaceuticals, Inc., unless earlier revoked in writing. The undersigned acknowledges that John L. McManus and Michael P. McManus, or either of them acting alone, is not assuming, nor is Aeolus Pharmaceuticals, Inc. assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Dated:     September 7, 2005


                             /s/ Michael E. Lewis
  	                    Michael E. Lewis, Ph.D.